Exhibit 5.1

Squire Patton Boggs (US) LLP 1230 Peachtree Street, NE Suite 1700 Atlanta, A 30309 O +1 678 272 3200 squirepattonboggs.com

June 17, 2020

United Community Banks, Inc.

125 Highway 515 East

Blairsville, Georgia 30512

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), with the issuance and sale of $100,000,000 aggregate principal amount of the Company’s 5.000% Fixed-to-Floating Rate Senior Notes due 2030 (the “Notes”), pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-224367), initially filed on April 20, 2018 and subsequently amended by the Post-Effective Amendment No. 1 filed on June 3, 2020 (as so amended, the “Registration Statement”), a final prospectus supplement (including base prospectus), dated June 12, 2020 (the “Prospectus”), the Underwriting Agreement, dated June 12, 2020, between the Company, on the one hand, and U.S. Bancorp Investments, Inc., as representative of the Underwriters (the “Underwriters”) listed in Schedule A therein (the “Underwriting Agreement”), on the other hand, and the Indenture, dated June 17, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2020, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation, as amended and the Amended and Restated Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company, or a duly authorized committee thereof, adopted on May 29, 2020; (iii) the Registration Statement and the Prospectus; (iv) the Underwriting Agreement; (v) the Indenture; and (vi) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinions hereafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed (i) the genuineness of all signatures and the legal competence of all signatories; (ii) the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) the legal competency and capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties; and (iv) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

United Community Banks, Inc.	Squire Patton Boggs (US) LLP
June 17, 2020

This opinion is limited to the laws of the State of Georgia, excluding local laws of the State of Georgia, the laws of the State of New York and the federal laws of the United States of America that are, in our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner specified in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by: (i) the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) waivers of any usury defense contained in the Indenture or the Notes which may be unenforceable and (iv) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

 This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on June 17, 2020, and thereby incorporated by reference into the Registration Statement, and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

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